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                            EXHIBIT 3-1

                   CERTIFICATE OF INCORPORATION

                                OF

                           R-NET CORP.
                Pursuant to Section Three of the
                 Transportation Corporations Law


          The undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to Section Three of the New York Transportation Corporations Law, hereby certifies that:
          FIRST:    The name of the Corporation is R-Net Corp.

          SECOND:   The purposes for which the Corporation is
formed are:

               (a) To carry on, promote, conduct and transact any business or businesses of a character connected directly or indirectly with the telephone or kindred businesses or capable of being carried on in connection therewith, or which may be useful or convenient in connections with the powers, purposes or business of the Corporation.

          (b) To take, hold, own, lease, purchase, acquire, sell, convey, transfer, mortgage, let and dispose of, real and personal estate or interests or rights therein, without limit as to amount;

          (c) To construct, maintain, purchase, acquire, manufacture, operate, sell, mortgage, pledge, let, hire, furnish and deal in and with telephone instruments, wires, cables, poles, ducts, conduits, and all kinds of works, property, machinery, apparatus, conveniences, appliances, devices, and things which are or may be capable of being used in connection with the conduct and operation of any of its powers, purposes and business;

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          (d)  To apply for, purchase, or in any manner acquire,
lease, hold, own, use and operate, and to sell, grant, let, mortgage, pledge, or in any manner dispose of, licenses or other rights in respect of, and in any manner to deal in and with any and all rights, inventions, improvements processes used in connection with or secured under letters patent or copyrights of the United States or other countries, or otherwise, and to work, operate, manufacture, develop, sell, grant and let the same;

          (e) To purchase, acquire, hold and dispose of the stocks, bonds and other evidences of indebtedness of any corporation, domestic or foreign, and may issue in exchange therefor its stocks, bonds or other obligations to the extent permitted by and subject to the Laws governing corporations of like character; and

          (f) To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York, except that the Corporation is not organized to engage in any act or activity requiring the consent or approval of any official, department, board, agency or other body of the State of New York without first obtaining such consent or approval.

          THIRD:    (A)  The Corporation shall be a telephone
corporation as defined in Section 25 of the New York
Transportation Corporations Law.

                    (B) The territory in which the operations of the Corporation are to be carried on and the points to be connected shall be in, upon, along, over, under, through and across the public roads, streets, avenues, highways and other places and waters of the City of Rochester, Monroe County, New York, from or to any point or points in said City or Rochester; thence in, upon, along, over, under, through and across the public roads, streets, avenues, highways and other places, rivers, lakes and waters of that portion of the State of New York included within the Counties of Monroe and Livingston; the Towns of Ontario, Walworth and Macedon in Wayne County; the Towns of Manchester, Hopewell, Gorham, Farmington, Canandaigua, Victor, East Bloomfield, West Bloomfield, Richmond, Bristol, South Bristol, Canadice and Naples in Ontario County; the Towns of Middlesex, Potter and Italy in Yates County; the Towns of
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Prattsburg, Cohocton, Wayland, Dansville, Fremont and Avoca in
Steuben County; the Towns of Burns, Grove, Granger, Hume and Centerville in Allegany County; the Towns of Eagle, Wethersfield, Orangeville, Attica, Pike, Gainesville, Warsaw, Middlebury, Covington, Perry, Castile and Genesee Falls in Wyoming County; the Towns of Alexander, Bethany, Pavilion, Stafford, LeRoy, Byron and Bergen in Genesee County, and the Towns of Kendall, Murray and Clarendon in Orleans County, in the State of New York, from or to any point or points within the aforesaid territory, and in, upon, along, over, under, through and across the public roads, streets, avenues, highways and other places, rivers, lakes and waters of each of the Cities, Towns and Villages within the aforesaid territory, from or to any point or points therein, for the purpose of connecting the exchanges and sub-exchanges of the Corporation, and the residences, offices, factories, buildings, premises, works, places of business and places of amusement and other places and points in said territory, and the terminals of other lines of telegraph and telephone leading to points and places within and outside of the territory hereinbefore described.

          FOURTH:   The office of the Corporation in the State of
New York is located in the County of Monroe, State of New York.

          FIFTH:    The total number of shares which the
Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock at no par value.

          SIXTH:    The Secretary of State of the State of New
York is hereby designated as an agent of the Corporation upon whom all process in any action or proceeding against the Corporation may be served within the State of New York. The address to which the Secretary of State shall mail a copy of any process against the Corporation which may be served upon him or her is 180 South Clinton Avenue, Rochester, New York 14646-0700,
Attention:  Secretary.

          SEVENTH: The term of existence of the Corporation shall be perpetual.

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          EIGHTH:   The number of directors of the Corporation
shall be not less than six (6) nor more than fourteen (14), of whom a majority shall be "Independent Directors". For purposes of this Article EIGHTH, a director of the Corporation shall be an Independent Director if such director is neither an officer or employee of the Corporation nor a director, officer or employee of any corporation controlling or under common control with the Corporation. Not more than one (1) director of the Corporation shall be a director, officer or employee of any corporation controlling or under common control with the Corporation.

          There shall be an Audit Committee of the Board of Directors of the Corporation of not less than three (3) directors, all of whom shall be Independent Directors, which committee shall have the responsibilities, functions and powers provided for in the Bylaws.

          There shall be a Committee on Directors of the Board of Directors of the Corporation consisting of three (3) directors, all of whom shall be Independent Directors, which committee shall have the responsibilities, functions and powers provided for in the Bylaws.

          Any or all directors may be removed, with or without cause, by vote of the shareholders.

          NINTH:    Pursuant to Section 715(b) of the New York
Business Corporation Law, the officers of the Corporation shall be elected by the shareholders of the Corporation.

          TENTH:    The approval of the shareholders shall be
required for the Corporation to take or directly or indirectly engage in any of the following actions:

          (a)  the adoption of any operating or capital budgets
or financing plans, or, to the extent not provided for in a
budget or plan approved by the shareholders, the making or incurrence of any investments, capital expenditures, indebtedness or off-balance sheet liabilities, in each case in excess of $10 million in the aggregate during any fiscal year of the Company;
or
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          (b)  the entering into of any agreement or contract, or
any amendment, supplement or waiver to any agreement or contract, which would be required to be filed pursuant to Item 601(b)(10) of Regulation S-K promulgated by the Securities and Exchange Commission (as in effect on December 1, 1994) if the Corporation were a public company which was subject to the filing requirements of such Item.

          ELEVENTH: No director of the Corporation shall be personally liable to the Corporation or its shareholders for damages for any breach of duty as a director unless the elimination or limitation of liability is expressly prohibited by the New York Business Corporation Law as currently in effect or as it may be amended. No amendment, modification or repeal of this Article shall adversely affect any right or protection of any director that exists at the time of such change.

          IN WITNESS WHEREOF, the undersigned has signed and acknowledged this Certificate of Incorporation this 8th day of December, 1994.


                                   /s/ Josephine S. Trubek
                                   ------------------------
                                   Josephine S. Trubek,
                                   Incorporator
                                   180 South Clinton Avenue
                                   Rochester, New York 14646-0700


                                   /s/ Helen A. Zamboni
                                   -------------------------
                                   Helen A. Zamboni, Incorporator
                                   180 South Clinton Avenue
                                   Rochester, New York 14646-0700


                                   /s/ Barbara J. LaVerdi
                                   ---------------------------
                                   Barbara J. LaVerdi,
                                   Incorporator
                                   180 South Clinton Avenue
                                   Rochester, New York 14646-0700
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STATE OF NEW YORK
(COUNTY OF MONROE)  ss:

          On December 8, 1994, before me personally came
Josephine S. Trubek, to me known to be the individual described in and who executed the foregoing Certificate of Incorporation, and acknowledged that she executed the same.

                                   /s/ Karen L. Markle
                                   ---------------------------
                                          Notary Public



STATE OF NEW YORK
(COUNTY OF MONROE)  ss:

          On December 8, 1994, before me personally came Helen A.
Zamboni, to me known to be the individual described in and who executed the foregoing Certificate of Incorporation, and acknowledged that she executed the same.

                                   /s/ Karen L. Markle
                                   -------------------------
                                          Notary Public



STATE OF NEW YORK
(COUNTY OF MONROE)  ss:

          On December 8, 1994, before me personally came Barbara
J. LaVerdi, to me known to be the individual described in and who executed the foregoing Certificate of Incorporation, and acknowledged that she executed the same.

                                   /s/ Karen L. Markle
                                   -----------------------
                                          Notary Public